Exhibit 99.2

Fourth-Quarter and Full-Year 2007 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the quarter and for the full-year 2007?

The Oilfield Services pretax return on sales for the fourth quarter of 2007 was 28.2% versus 29.4% in the third quarter of 2007. For the full-year 2007, Oilfield Services pretax return on sales was 29.3% versus 27.7% in 2006.

2)	What is the capex guidance for 2008?

Oilfield Services capex is expected to approach $2.9 billion for the full year 2008, an increase of 13% over 2007.

B)	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the fourth quarter and in the full year of 2007?

WesternGeco capitalized $65 million of multiclient surveys in the fourth quarter and $260 million in the full year 2007.

4)	What multiclient sales were made in the fourth quarter and in the full year of 2007?

Multiclient sales, including transfer fees, were $336 million in the fourth quarter and $1.0 billion in the full year of 2007.

5)	What is the capex guidance for 2008?

WesternGeco capex is expected to reach $870 million in 2008—including $365 million for the next phase in construction of the Eastern Echo seismic vessels, and excluding $430 million of significantly pre-funded multiclient surveys. WesternGeco capex in 2007 was $358 million, excluding $260 million in similar multiclient surveys.

6)	What was WesternGeco backlog at the end of the fourth quarter?

WesternGeco backlog was $1.2 billion at the end of the fourth quarter.

C)	Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the fourth quarter of 2007?

The pretax return on sales, before charges and credits, was 27.5% for the fourth quarter—versus 28.9% in the third quarter.

1/6

The after-tax return on sales, before charges and credits, was 21.9% for the fourth quarter compared to 22.8% in the third quarter.

2/6

8)	What was stock-based compensation expense for the fourth quarter and for the full year of 2007? What is it estimated to be in 2008?

The stock-based compensation expense for the fourth quarter was $33 million, or $0.03 per share. This expense was $136 million, or $0.11 per share, for the full year 2007.

Total stock-based compensation expense in 2008 is currently estimated to be approximately $180 million, or $0.15 per share.

9)	What was the Schlumberger net debt† at the end of the quarter?

Net debt was $1.86 billion as at December 31, 2007, in comparison to $1.68 billion at the end of the third quarter.

The acquisition of Eastern Echo in the fourth quarter had an overall incremental effect on net debt of $0.7 billion. Other significant liquidity events during the fourth quarter included $557 million for the repurchase of common stock under the Schlumberger stock repurchase program, and $984 million of capital expenditures.

†Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and Other Income”?

“Interest and Other Income” for the fourth quarter of 2007 consisted of the following:

(in millions)
Interest Income	$48
Equity in net earnings of affiliated companies	70
Gain on sale of workover rigs	25

$143

11)	How did interest income and interest expense change during the quarter?

Interest income of $48 million increased $4 million sequentially. Interest expense of $72 million increased $3 million sequentially.

12)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $22 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

3/6

13)	Why is there a difference between the Schlumberger pretax income before interest, and the pretax income of the two business segments?

The $69 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits and stock-based compensation costs.

14)	How does Schlumberger calculate basic and diluted EPS?

Basic earnings-per-share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated by first adding back to net income the interest expense on the Schlumberger convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to repurchase its shares of common stock at the average market price for the period, and (b) the conversion of the convertible debentures.

If the impact of adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The shares issuable upon the potential conversion of the convertible debentures at December 31, 2007 were approximately 20 million, and the interest expense on the convertible debentures was $4.7 million for the fourth quarter.

15)	What was the effective tax rate (ETR) for the quarter?

The effective tax rate in the fourth quarter of 2007, before charges and credits, was 20.4% compared to 20.8% in the prior quarter. This sequential reduction is principally attributed to the geographic mix of earnings.

The effective tax rate for 2008 is expected to be in the low twenties, although we may experience some volatility in the ETR on a quarterly basis due to the geographic mix of earnings.

4/6

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions except per share amounts)
	Fourth Quarter 2007
	Pretax	Tax	Min Int	Net	Diluted EPS
Net Income	$1,740.4	$357.2	$—	$1,383.2	$1.12
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)

Net Income before charges & credits	$1,715.9	$350.1	$—	$1,365.8	$1.11

	Fourth Quarter 2007
	GAAP	Before Charges & Credits
Pretax return on sales	27.9%	27.5%
After tax return on sales	22.1%	21.9%
Effective tax rate	20.5%	20.4%

5/6

This document, the fourth-quarter and full-year 2007 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures, as well as research and development spending, by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; stock-based compensation expense; the Schlumberger stock repurchase program; the Schlumberger effective tax rate; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our fourth-quarter and full-year 2007 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

###

6/6